Exhibit 99.1

 Image Entertainment Reports 51% Revenue Growth to $34.4 Million for
                      Fiscal Third Quarter 2005;
Revenue Increased 54% to $89.5 Million for First Nine Months of Fiscal 2005

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Feb. 10, 2005--

            Fiscal Third Quarter Net Earnings Increased to
          $1,955,000 or $0.10 Per Share Versus a Net Loss of
             ($8,301,000) or ($0.45) Per Share a Year Ago

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported financial results for its fiscal third quarter 2005 and nine months ended December 31, 2004. The financial results below exclude that of Image's wholly owned subsidiary, DVDPlanet, Inc., which sold its assets in September 2003 and was dissolved in December 2004, and reflect only the continuing operations of the Company. DVDPlanet's financial results are reflected as discontinued operations for all periods reported.

    Fiscal Third Quarter Financial Highlights

    -- Q3 2005 net revenues from continuing operations increased to $34.4 million, up 51% from Q3 2004.

    -- Q3 2005 domestic net revenues increased to $33.1 million, up 55.6% from Q3 2004.

    -- Q3 2005 gross margins, net of amortization of production costs, increased to 25.3%, up from 19.9% from Q3 2004.

    -- Q3 2005 earnings from continuing operations were $0.10 per share, compared to a ($0.39) loss per share in Q3 2004.

    -- Q3 2005 net earnings were $0.10 per share, compared to a ($0.45) net loss per share in Q3 2004.

    -- Net proceeds of approximately $14.2 million raised in a private placement of common stock to institutional investors.

    -- Paid down entire balance of revolving credit line with Wells Fargo Foothill, Inc. resulting in $23 million in borrowing availability.

    -- Interest-bearing debt decreased to $1.9 million from $13.4 million at March 31, 2004.

    Martin W. Greenwald, President and Chief Executive Officer of Image Entertainment, commented, "We are extremely pleased with the strong results of our fiscal third quarter. Image has now put together four strong quarters of continued growth in both our top and bottom line. Our new release schedule of exclusive DVD content is the strongest it has ever been, which is attributable in large part to our aggressive programming acquisition efforts over the last eighteen months. Our sales strategies, marketing efforts and catalogue of content continue to make us an increasingly valuable supplier of independent DVD and CD programming."
    Mr. Greenwald continued, "During the quarter we raised a net $14.2 million through a private placement, which significantly strengthened our balance sheet and afforded us the ability to pay off substantially all of our interest-bearing debt. We believe this influx of capital has positioned Image to continue growing its existing business, and to take advantage of new opportunities in the future."
    Mr. Greenwald concluded, "During this first nine months of fiscal 2005, we have accomplished a complete turnaround in both revenue growth and profitability, putting Image in a strong financial position. With one quarter left in our fiscal year, I believe we are on track to report our most successful year since the launch of DVD. Finally, we are very excited about the opportunities that lie ahead, as we continue to see a strong pipeline of excellent exclusive programming."

    Fiscal Third Quarter 2005 Compared to Fiscal Third Quarter 2004

    Consolidated net revenues for the third quarter ended December 31, 2004, increased 50.9% to $34,391,000, from the $22,791,000 reported in the same quarter last year. Net domestic revenues increased 55.6% to $33,105,000 for the December 2004 quarter, from $21,280,000 for the December 2003 quarter. The increase was primarily attributable to strong revenue performance from new exclusive DVD releases, comparatively strong sales of previously released DVD and CD programming, and expanding relationships with our larger retail customers. Net international and broadcast revenues decreased 14.9% to $1,286,000 for the December 2004 quarter, from $1,511,000 for the same quarter last year. The decrease was primarily due to lower royalty revenues reported by our international sublicensees.
    Gross profit margins, which are now disclosed net of amortization of production costs, were up substantially to 25.3% for the December 2004 quarter compared to 19.9% for the same quarter last year. Amortization of production costs included in cost of sales for the December 2004 quarter were 2.9% of net revenues, down from 4.3% for the December 2003 quarter.
    During last year's third quarter, the Company established a valuation allowance against 100% of its then-net deferred tax assets, which were composed primarily of operating loss carry forwards. The Company recorded income tax expense of $7,504,000 of which $732,000 was allocated to discontinued operations for last year's third quarter.
    Earnings from continuing operations after tax were $1,955,000, or $0.10 per diluted share, compared to a loss of ($7,160,000), or ($.39) per diluted share, in the same quarter a year ago. The loss from discontinued operations for the December 2003 quarter was ($1,141,000) or ($0.06) per diluted share, including applicable income tax expense. Net earnings were $1,955,000, or $0.10 per diluted share, for the December 2004 quarter, compared to a net loss of ($8,301,000), or ($0.45) per diluted share, for the December 2003 quarter.

    Nine Months Ended December 31, 2004 Compared to Nine Months Ended December 31, 2003

    Consolidated net revenues for the nine months ended December 31, 2004, increased 53.6% to $89,488,000, from $58,271,000 for the same period last year. Net domestic revenues for the nine months ended December 31, 2004, increased 58.1% to $85,546,000, from $54,110,000 for the same period last year. Net international and broadcast revenues for the nine months ended December 31, 2004 were $3,942,000, down 5.3% from $4,161,000 for the nine months ended December 31, 2003.
    Gross profit margins for the nine months ended December 31, 2004 were 25.1%, up from 20.5% for the prior year period. Amortization of production costs included in cost of sales for the nine months ended December 31, 2004 were 3.4% of net revenues, down from 5.1% for the 2003 period.
    Earnings from continuing operations before income taxes were $4,156,000 for the nine months ended December 31, 2004, compared to a loss from continuing operations before tax of ($1,844,000) for the same period last year.
    The Company recorded tax expense of $6,244,000 during the nine months ended December 31, 2003, relating to the establishment of a valuation allowance against net deferred tax assets.
    Earnings from continuing operations for the nine months ended December 31, 2004, after tax were $4,060,000, or $0.21 per diluted share, compared to a loss of ($8,088,000), or ($0.44) per diluted share, for the same period in the prior year. The loss from discontinued operations for the nine months ended December 31, 2003, was ($2,441,000), or ($0.14) per diluted share. Net earnings for the nine months ended December 31, 2004, were $4,060,000, or $0.21 per diluted share, compared to a net loss of ($10,529,000), or ($0.58) per diluted share, for the nine months ended December, 31, 2003.

    Fiscal Year 2005 Guidance Update

    The following statements are based on the Company's current expectations. These statements are forward-looking, and actual results may differ materially. Please see below for complete disclosure.
    The Company is increasing its previously disclosed revenue guidance. The Company believes that revenue growth for the year will be between 36% and 39%, which if realized would result in fiscal 2005 net revenue ranging between $116 and $118 million. The Company has not provided specific earnings guidance but continues to anticipate that it will profitable for fiscal 2005.

    Corporate Conference Call

    Image Entertainment's management will host a conference call today, February 10, at 4:30 p.m. ET to review the third quarter financial results as well as other corporate events. Martin W. Greenwald, CEO; Jeff Framer, CFO; and David Borshell, COO, will be on-line to discuss these results and take part in a Q & A session. The call can be accessed by dialing 800-289-0518 and requesting to join the conference call by stating the confirmation code 4863587, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 PM EASTERN, or at any time during the conference call. International participants please dial 913-981-5532.
    A replay of the conference call will be available beginning two hours after the call and for the following five business days by dialing 888-203-1112 and entering the following pass code: 4863587. International participants please dial 719-457-0820 using the same passcode.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with more than 2,500 exclusive DVD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


                       IMAGE ENTERTAINMENT, INC.
                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)
                 December 31, 2004 and March 31, 2004
  -------------------------------------------------------------------
                                ASSETS

(In thousands)                                      December  March
                                                       31,      31,
                                                      2004     2004
                                                    -------- --------
Current assets:
   Cash                                              $3,277     $540
   Accounts receivable, net of allowances of
       $10,040 - December 31, 2004;
       $7,413 - March 31, 2004                       30,623   21,742
   Inventories                                       16,400   13,725
   Royalty and distribution fee advances              8,139    7,540
   Prepaid expenses and other assets                  1,161      887
                                                    -------- --------
   Total current assets                              59,600   44,434
                                                    -------- --------
Noncurrent inventories, principally production costs  2,425    2,604
Noncurrent royalty and distribution advances         11,786   11,037
Property, equipment and improvements, net             7,018    5,782
Other assets                                            185      275
                                                    -------- --------
                                                    $81,014  $64,132
                                                    ======== ========


                       IMAGE ENTERTAINMENT, INC.
                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)
                 December 31, 2004 and March 31, 2004
  -------------------------------------------------------------------
                 LIABILITIES AND SHAREHOLDERS' EQUITY

(In thousands, except share data)                    December  March
                                                        31,      31,
                                                       2004     2004
                                                     -------- --------
Current liabilities:
   Accounts payable                                   $9,871   $8,124
   Accrued liabilities                                 4,825    2,472
   Accrued royalties and distribution fees            12,883    9,255
   Accrued music publishing fees                       5,101    5,196
   Deferred revenue                                    5,706    3,360
   Revolving credit and term loan facility                --   10,218
   Current portion of long-term debt                   1,422    1,592
   Current portion of capital lease obligations          172      247
                                                     -------- --------
   Total current liabilities                          39,980   40,464
                                                     -------- --------
Long-term debt, less current portion                     334    1,224
Capital lease obligations, less current portion           --      109
                                                     -------- --------
Total liabilities                                     40,314   41,797
                                                     -------- --------

Shareholders' equity:
   Preferred stock, $1 par value, 3,366,000 shares
    authorized; none issued and outstanding               --       --
   Common stock, no par value, 30,000,000 shares
    authorized; 21,210,000 and 18,268,000 issued and
    outstanding at December 31, 2004 and March 31,
    2004, respectively                                47,447   33,142
   Additional paid-in capital                          3,774    3,774
   Accumulated deficit                               (10,521) (14,581)
                                                     -------- --------
Net shareholders' equity                              40,700   22,335
                                                     -------- --------
                                                     $81,014  $64,132
                                                     ======== ========


                       IMAGE ENTERTAINMENT, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
         For the Three Months Ended December 31, 2004 and 2003
  -------------------------------------------------------------------

(In thousands, except per share data)      2004            2003
                                       --------------  --------------
NET REVENUES                           $34,391 100.0 % $22,791 100.0 %
                                       --------------  --------------
OPERATING COSTS AND EXPENSES:
   Cost of sales                        25,705  74.7    18,260  80.1
   Selling expenses                      2,909   8.5     1,590   7.0
   General and administrative expenses   3,565  10.4     3,151  13.8
                                       --------------  --------------
                                        32,179  93.6    23,001 100.9
                                       --------------  --------------
EARNINGS (LOSS) FROM OPERATIONS          2,212   6.4      (210) (0.9)
OTHER EXPENSES (INCOME):
   Interest expense                        207   0.6       201   0.9
   Other                                     4   0.0       (23) (0.1)
                                       --------------  --------------
                                           211   0.6       178   0.8
                                       --------------  --------------
EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES          2,001   5.8      (388) (1.7)
INCOME TAX EXPENSE                          46   0.1     6,772  29.7
                                       --------------  --------------
EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS                              1,955   5.7    (7,160)(31.4)
                                       --------------  --------------
DISCONTINUED OPERATIONS:
   Loss from operations of discontinued
    retail distribution segment (plus
    tax expense of $480 in 2003)            --    --      (889) (3.9)
   Loss on sale of retail distribution
    segment (plus tax expense of $252
    in 2003)                                --    --      (252) (1.1)
                                       --------------  --------------
LOSS FROM DISCONTINUED OPERATIONS           --    --    (1,141) (5.0)
                                       --------------  --------------
NET EARNINGS (LOSS)                     $1,955   5.7 % $(8,301)(36.4)%
                                       ==============  ==============
NET EARNINGS (LOSS) PER SHARE:
   Continuing operations - basic and
    diluted                               $.10           $(.39)
   Discontinued operations - basic and
    diluted                                 --            (.06)
                                       --------        --------
   Net earnings (loss) - basic and
    diluted                               $.10           $(.45)
                                       ========        ========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
   Basic                                18,642          18,262
                                       ========        ========
   Diluted                              19,746          18,262
                                       ========        ========


                       IMAGE ENTERTAINMENT, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
         For the Nine Months Ended December 31, 2004 and 2003
  -------------------------------------------------------------------

(In thousands, except per share data)     2004             2003
                                      --------------  ---------------
NET REVENUES                          $89,488 100.0 %  $58,271 100.0 %
                                      --------------  ---------------
OPERATING COSTS AND EXPENSES:
   Cost of sales                       67,070  74.9     46,323  79.5
   Selling expenses                     7,042   7.9      4,264   7.3
   General and administrative expenses 10,578  11.8      9,137  15.7
                                      --------------  ---------------
                                       84,690  94.6     59,724 102.5
                                      --------------  ---------------
EARNINGS (LOSS) FROM OPERATIONS         4,798   5.4     (1,453) (2.5)
OTHER EXPENSES (INCOME):
   Interest expense                       651   0.7        593   1.0
   Other                                   (9)  0.0       (202) (0.3)
                                      --------------  ---------------
                                          642   0.7        391   0.7
                                      --------------  ---------------
EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES         4,156   4.6     (1,844) (3.2)
INCOME TAX EXPENSE                         96   0.1      6,244 (10.7)
                                      --------------  ---------------
EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS                             4,060   4.5     (8,088)(13.9)
                                      --------------  ---------------
DISCONTINUED OPERATIONS:
   Loss from operations of
    discontinued retail distribution
    segment                                --    --     (1,742) (3.0)
   Loss on sale of retail distribution
    segment                                --    --       (669) (1.1)
                                      --------------  ---------------
LOSS FROM DISCONTINUED OPERATIONS          --    --     (2,441) (4.2)
                                      --------------  ---------------
NET EARNINGS (LOSS)                    $4,060   4.5 % $(10,529)(18.1)%
                                      ==============  ===============
NET EARNINGS (LOSS) PER SHARE:
   Continuing operations - basic         $.22            $(.44)
   Continuing operations - diluted        .21             (.44)
                                      --------        ---------
   Discontinued operations - basic and
    diluted                                --             (.14)
                                      --------        ---------
   Net earnings (loss) - basic           $.22            $(.58)
                                      --------        ---------
   Net earnings (loss) - diluted         $.21            $(.58)
                                      ========        =========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
   Basic                               18,395           18,245
                                      ========        =========
   Diluted                             19,101           18,245
                                      ========        =========


    CONTACT: Image Entertainment, Inc.
             Jeff Framer, 818-407-9100 ext. 299
             jframer@image-entertainment.com
             or
             Investor Relations:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com or
             Press Contact:
             The Honig Company, Inc.
             Steve Honig, 310-246-1801
             press@honigcompany.com